Exhibit 99.2

Sono Group, INC.

COMPENSATION COMMITTEE CHARTER

Role

The role of the Compensation Committee (the “Committee”) is to discharge the responsibilities of the Board of Directors (the “Board”) of Sono Group, Inc. (the “Company”) relating to compensation of the Company’s executives, to issue an annual report on executive compensation for inclusion in the Company’s proxy statement, and to oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs, including stock and benefit plans.

Membership

The membership of the Committee consists of at least three directors, each of whom is to be free of any relationship that, in the opinion of the Board and in accordance with the Nasdaq Stock Market LLC (the “Nasdaq”) listing standards, would interfere with his or her exercise of independent judgment. The Board shall affirmatively determine the independence of all Committee members in accordance with the Nasdaq listing standards, considering all factors specifically relevant to determining whether a director has any relationship to the Company that is material to that Director’s ability to be independent from management in connection with the duties of a Committee member, including, but not limited to, the source of the director’s compensation, including any consulting, advisory or other compensatory fee paid to such director by the Company, and the director’s affiliation with the Company, or a subsidiary or affiliate thereof. Each member of the Committee shall be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. All members shall be elected annually by the Board. The Board shall appoint a chairperson.

Operations

The Committee will normally meet two times per year, or on a more or less frequent basis as necessary to carry out its responsibilities. The Committee will cause to be kept adequate minutes of all its proceedings, and will report its actions to the next meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Compensation Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, quorum and voting requirements and removal and vacancies as are applicable to the Board. The Committee is authorized to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Company, or (c) the laws of the state of Delaware.

Authority

In order to fulfill its role, the Committee shall have the power to:

•	Adopt, administer, amend or terminate compensation plans applicable to any class of employees of the Company and/or any subsidiary of the Company; provided that no adoption, amendment or termination of any compensation plan under which stock may be issued, or in which a member of the Board may be a participant, shall be effective unless the same shall be approved by the Board and, to the extent required by law, by the stockholders; provided, further, that no adoption, amendment or termination of any compensation plan may be made that violates this or any other committee charter of the Company.

•	When it is determined by the Committee that a consulting firm (or other expert) is to assist in the assessment of the CEO or other senior executive officer compensation, the Committee shall have the sole authority to retain and terminate such firm or experts and have the authority to approve the consulting firm or other expert’s fee and other retention terms. The Committee shall also have the authority to retain legal, accounting or other experts that it determines to be necessary to carry out its duties and to determine compensation for such advisors. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of its compensation consultant, legal counsel or other advisor to the compensation committee, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties under this Charter. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications. The Company must provide for appropriate funding, as determined by the Committee, for the payment of reasonable fees to any such consultant, legal counsel or other adviser retained by the Committee.

•	The Committee has the authority to delegate any of its responsibilities to another committee, officer and/or subcommittees, as the Committee may deem appropriate in its sole discretion, subject to applicable law, rules, regulations and Nasdaq listing standards.

Responsibilities

The principal responsibilities and functions of the Compensation Committee are as follows:

•	Review the performance of the Chief Executive Officer (“CEO”) and executive management.
•	Assist the Board in developing and evaluating potential candidates for executive positions (including CEO).
•	Review and approve goals and objectives relevant to the CEO and other executive officer compensation, evaluate the CEO’s and other executive officers’ performance in light of these corporate goals and objectives, and set CEO and other executive officer compensation levels consistent with its evaluation and the company philosophy.
•	Approve the salaries, bonus and other compensation for all executive officers.
•	Review and approve compensation packages for new corporate officers and termination packages for corporate officers as requested by management.
•	Review and discuss with the Board and senior officers plans for officer development and corporate succession plans for the CEO and other senior officers.
•	Review and make recommendations concerning executive compensation policies and plans.
•	Review and recommend to the Board the adoption of or changes to the compensation of the Company’s directors.
•	Review and approve the awards made under any executive officer bonus plan, and provide an appropriate report to the Board.
•	Review and make recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans. Except as otherwise delegated by the Board, the Committee will act on behalf of the Board as a “Plan Administrator” or similar function established to administer equity-based and employee benefit plans, and as such will discharge any responsibilities imposed on the Committee under those plans, including making and authorizing grants, in accordance with the terms of those plans.
•	Approve all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees.
•	Review periodic reports from management on matters relating to the Company’s personnel appointments and practices.
•	Assist management in complying with the Company’s proxy statement and annual report disclosure requirements.
•	Issue an annual Report of the Compensation Committee on Executive Compensation for the Company’s annual proxy statement in compliance with applicable Securities and Exchange Commission (“SEC”) rules and regulations.
•	Annually evaluate the Committee’s performance and this Charter and recommend to the Board any proposed changes to the Charter or the Committee.
•	Undertake all further actions and discharge all further responsibilities imposed upon the Committee from time to time by the Board, the federal securities laws or the rules and regulations of the SEC.

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Oversight of Compensation Consultant, Legal Counsel, or Adviser

Whenever the Committee chooses to retain or obtain the advice of a compensation consultant, legal counsel or other adviser, then except as specified in the Nasdaq listing standards, the Committee may select such consultant, legal counsel or other adviser to the Committee only after taking into consideration all factors relevant to that person’s independence, including the following:

•	The provision of other services to the Company by the entity that employs the compensation consultant, legal counsel or other adviser.
•	The amount of fees received from the Company by the entity that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of such entity.
•	The policies and procedures of the entity that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest.
•	Any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee.
•	Any stock of the Company owned by the compensation consultant, legal counsel or other adviser.
•	Any business or personal relationship of the compensation consultant, legal counsel, other adviser or the entity that employs the consultant, legal counsel or other adviser with an executive officer of the Company.

With regard to any compensation consultant or other adviser identified or to be identified in the Company’s proxy statement, the Committee’s duties and responsibilities shall include reviewing whether the retention of such consultant or adviser, or work performed or to be performed by such consultant or adviser raises any conflict of interest and, if so, to determine how to address such conflict of interest.

Effectiveness

Adopted by the Board of Directors on ________, 2026.

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